Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                    ANNOUNCES PROMOTION OF TWO EXECUTIVES


 FORT WORTH, Texas, (March 22, 2006) - Hallmark Financial Services, Inc. (Amex: HAF) today announced that, effective April 1, 2006, its Board of Directors has promoted Mark J. Morrison to President of the Company. Mark
 E. Schwarz, Chairman and Chief Executive Officer of Hallmark, previously held the additional title of President. Mr. Morrison will continue to serve as Chief Operating Officer and Chief Financial Officer of the Company.

 "We are pleased with the leadership and strategic direction Mark Morrison has given Hallmark over the last two years. We look forward to utilizing his 24 years of experience in financial management, administration and strategic planning in his expanded role at the Company," stated Mark E. Schwarz, Chairman and Chief Executive Officer. "Mark has 15 years experience in the property and casualty insurance industry and has made significant contributions to the Company during his tenure with Hallmark, including his involvement in the recent strategic acquisitions that have significantly broadened our business base."

 Mr. Morrison, age 46,  became Executive Vice President  and  Chief Financial
 Officer upon joining the Company in March 2004, and was given the additional responsibilities of Chief Operating Officer in April 2005. He has been employed in the property and casualty insurance industry since 1993. Prior to joining the Company, he had since 2001 served as President of Associates Insurance Group, a subsidiary of the St. Paul Travelers Group. From 1996 through 2000, he served as Senior Vice President and Chief Financial Officer of Associates Insurance Group, a division of Associates First Capital Corporation. From 1991 to 1996, Mr. Morrison served in various financial leadership positions with American Eagle Insurance Group, Republic Insurance Group, and Anthem Life Insurance Company. Mr. Morrison began his career as a public accountant with Ernst & Young, LLP from 1982 to 1991, where he completed his tenure as a Senior Manager.

 Hallmark also announced that the Board  has approved the promotion  of Kevin
 T. Kasitz to Executive Vice President effective April 1, 2006. Mr. Kasitz, who is currently President of the Company's Commercial Insurance Operation, will assume additional corporate responsibilities for business development, reinsurance and risk management.

 "I am pleased to announce Kevin Kasitz's expanded role within Hallmark," stated Mr. Morrison. "Kevin has been instrumental in providing direction and leadership in the recent operational enhancements that have been implemented in our Commercial Insurance Operation. I look forward to even greater benefit to the Company through his expanded responsibilities across all of Hallmark's operations."

 Mr. Kasitz, age 43, joined the Company April 2003 as its President of the Commercial Insurance Operation. Prior to joining the Company, Mr. Kasitz had since 1991 been employed by Benfield Blanch Inc., a reinsurance intermediary, where he served as a Senior Vice President in the Program Services division (2000 to 2003) and Alternative Distribution division (1999 to 2000), a Vice President in the Alternative Distribution division (1994 to
 1999) and a Manager in the Wholesale Insurance Services division (1991 to 1994). From 1989 to 1991, he was a personal lines underwriter for Continental Insurance Company and from 1986 to 1989 was an internal auditor for National County Mutual Insurance Company.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing and underwriting commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana and Washington; marketing and underwriting non-standard personal automobile insurance in Texas, New Mexico and Arizona; marketing of general aviation insurance in 44 states; claims administration; and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Operating Officer at 817.348.1600
                             www.hallmarkgrp.com
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